UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  December 19, 2008

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number

1-8841	FPL GROUP, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization: Florida
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 19, 2008, Heartland Wind, LLC (Heartland Wind), an indirect wholly-owned subsidiary of FPL Energy, LLC (FPL Energy), entered into a $322.5 million limited-recourse senior secured variable rate term loan agreement and, on December 22, 2008, borrowed $322.5 million under the agreement.  FPL Energy is an indirect wholly-owned subsidiary of FPL Group, Inc.  Interest on the loan is payable quarterly and the principal is partially amortizing with a balloon payment of approximately $111.4 million at maturity, which is in December 2016.  Under the terms of the loan agreement, the amount of the loan available may be increased up to a maximum aggregate principal amount of $400 million, to the extent additional commitments are made available by additional lenders, on or before March 31, 2009.  The proceeds of the loan will be used to reimburse, in part, capital contributions made by FPL Energy to develop and construct wind generation facilities totaling 309 megawatts and associated transmission facilities located in North Dakota and Iowa.  The loan is secured by liens on those wind generation assets and associated transmission facilities, and certain other assets of, and the ownership interest in, Heartland Wind.  The loan agreement contains default and related acceleration provisions relating to the failure to make required payments, certain events in bankruptcy and other covenants applicable to Heartland Wind.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
FPL GROUP, INC. (Registrant)
Date: December 22, 2008

K. MICHAEL DAVIS

K. Michael Davis Controller and Chief Accounting Officer of FPL Group, Inc. (Principal Accounting Officer of the Registrant)